Exhibit 99.1

Analog Devices Reports Third Quarter Fiscal Year 2013 Results

- Board declares $0.34 per share cash dividend

NORWOOD, Mass.--(BUSINESS WIRE)--August 20, 2013--Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for its third quarter of fiscal year 2013, which ended August 3, 2013.

“ADI delivered solid results for the third quarter. Compared to the prior quarter, revenue increased by 2% and our operating model produced excellent leverage, driving diluted EPS growth of 10%, excluding special items,” said Vincent Roche, President and CEO. “Profitability and cash flow were very strong, and we returned $105 million to our shareholders through cash dividends.”

By end market, industrial applications totaled 47% of revenue, communications infrastructure was 21% of revenue, and automotive and consumer applications were 18% and 15% of revenue, respectively.

“Order rates improved across all of our end markets during the third quarter, and we saw the strongest sequential revenue growth from products used in communications infrastructure applications. It appears that customer order rates were in-line with consumption, keeping inventories low,” continued Mr. Roche.

“There are signs that a gradual recovery in the macroeconomic environment is underway and we are in a strong position to benefit from the return of capital investments in communications and industrial infrastructure programs. As a result our outlook for the fourth quarter is for our sales to grow in the range of $675 million to $700 million, up from $674 million in the third quarter,” said Mr. Roche.

ADI also announced that its Board of Directors has declared a cash dividend of $0.34 per outstanding share of common stock. The dividend will be paid on September 11, 2013 to all shareholders of record at the close of business on August 30, 2013.

Results for the Third Quarter of Fiscal 2013

  Revenue totaled $674 million
  Gross margin was 64.5% of revenue
  Operating margin was 30.9% of revenue
  Diluted EPS was $0.57, excluding special items
  Cash flow from operations was $220 million, or 32.6% of revenue

Please refer to the schedules provided for a summary of revenue and earnings, selected balance sheet information, and the cash flow statement for the third quarter of fiscal year 2013, as well as the immediately prior and year-ago quarters. Additional information on revenue by end market and revenue by product type is provided on Schedules D and E. A more complete table covering prior periods is available at investor.analog.com.

Outlook for the Fourth Quarter of Fiscal 2013

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release. These statements supersede all prior statements regarding our business outlook set forth in prior ADI news releases, and ADI disclaims any obligation to update these forward-looking statements.

  Revenue estimated to be in the range of $675 to $700 million
  Gross margin estimated to be approximately 65%
  Operating expenses estimated to increase by approximately 1%
  Tax rate estimated to be between 14% and 15%
  Diluted EPS estimated at $0.55 to $0.61

Conference Call Scheduled for 5:00 pm ET

ADI will host a conference call to discuss the third quarter results and short-term outlook today, beginning at 5:00 pm ET. Investors may join via webcast, accessible at investor.analog.com, or by telephone (call 706-634-7193 ten minutes before the call begins and provide the password "ADI.").

A replay will be available two hours after the completion of the call. The replay may be accessed for up to two weeks by dialing 855-859-2056 (replay only) and providing the conference ID: 18639688, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, non-GAAP other expense, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the Company’s operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following items are excluded from our non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Stock-based Compensation Expense. In the second quarter of fiscal 2013, following the death of the Company’s CEO, the Company recorded $6.3 million of stock-based compensation expense due to the accelerated vesting of restricted stock units in accordance with the terms of his restricted stock unit agreement. This stock-based compensation expense and the related tax effect have no direct correlation to the operation of our business in the future.

The following item is excluded from our non-GAAP other expense and non-GAAP diluted earnings per share:

Debt Extinguishment Costs: In the third quarter of fiscal 2013, the Company redeemed its outstanding 5.0% senior unsecured notes due July 1, 2014. The Company recognized a net loss on debt extinguishment of approximately $10.2 million, which was comprised of a make-whole premium, the recognition of unamortized proceeds received on an interest rate swap associated with the debt and the write off of unamortized debt issuance and discount costs. We excluded these costs from our non-GAAP measures because they are one time in nature and have no direct correlation to the operation of our business in the future.

The following items are excluded from our non-GAAP diluted earnings per share:

Tax-Related Items. In the third quarter of fiscal 2012, the Company recorded a one-time $3.4 million tax benefit related to the release of a tax reserve for an expired tax year. In the second quarter of fiscal 2013, the Company recorded a $6.6 million tax benefit as a result of the reversal of prior period tax liabilities. In the third quarter of fiscal 2013, the Company recorded a one-time $1.7 million tax benefit related to the release of a tax reserve for an expired tax year. We excluded these tax-related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, non-GAAP other expense, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, non-GAAP other expense, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, non-GAAP other expense, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected revenue, earnings per share, operating expenses, gross margin, tax rate, and other financial results, expected production and inventory levels, expected market trends, and expected customer demand and order rates for our products, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about our business and the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: sovereign debt issues globally, any faltering in global economic conditions or the stability of credit and financial markets, erosion of consumer confidence and declines in customer spending, unavailability of raw materials, services, supplies or manufacturing capacity, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Third Quarter, Fiscal 2013 Schedule A Revenue and Earnings Summary (GAAP) (In thousands, except per-share amounts)

	Three Months Ended
	3Q 13	2Q 13	3Q 12
	Aug. 3, 2013	May 4, 2013	Aug. 4, 2012
Revenue	$674,172	$659,250	$683,026
Year-to-year change	-1%	-2%	-10%
Quarter-to-quarter change	2%	6%	1%
Cost of sales (1)	239,110	237,055	235,152
Gross margin	435,062	422,195	447,874
Gross margin percentage	64.5%	64.0%	65.6%
Year-to-year change (basis points)	-110	-120	-160
Quarter-to-quarter change (basis points)	50	130	40
Operating expenses:
R&D (1)	128,947	128,110	129,694
Selling, marketing and G&A (1)	97,773	102,703	99,873
Special charges	-	-	5,836
Total operating expenses	226,720	230,813	235,403
Total operating expenses percentage	33.6%	35.0%	34.5%
Year-to-year change (basis points)	-90	130	400
Quarter-to-quarter change (basis points)	-140	-310	80
Operating income	208,342	191,382	212,471
Operating income percentage	30.9%	29.0%	31.1%
Year-to-year change (basis points)	-20	-250	-570
Quarter-to-quarter change (basis points)	190	430	-40
Other expense	13,301	3,721	3,002
Income before income tax	195,041	187,661	209,469
Provision for income taxes	18,802	23,189	39,701
Tax rate percentage	9.6%	12.4%	19.0%
Net income	$176,239	$164,472	$169,768

Shares used for EPS - basic	309,117	307,444	298,445
Shares used for EPS - diluted	315,307	313,368	305,359

Earnings per share - basic	$0.57	$0.53	$0.57
Earnings per share - diluted	$0.56	$0.52	$0.56

Dividends paid per share	$0.34	$0.34	$0.30

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,672	$1,517	$1,871
R&D	$5,536	$5,044	$5,999
Selling, marketing and G&A	$5,539	$11,395	$5,921

Analog Devices, Third Quarter, Fiscal 2013 Schedule B Selected Balance Sheet Information (GAAP) (In thousands)

	3Q 13	2Q 13	3Q 12
	Aug. 3, 2013	May 4, 2013	Aug. 4, 2012
Cash & short-term investments	$4,450,293	$4,172,141	$3,765,045
Accounts receivable, net	345,437	333,924	345,795
Inventories (1)	284,342	298,967	312,079
Other current assets	164,418	158,180	138,366
Total current assets	5,244,490	4,963,212	4,561,285
PP&E, net	492,421	490,047	490,581
Investments	20,056	18,678	29,615
Goodwill and intangible assets	309,198	311,587	308,190
Other	72,461	57,512	66,951
Total assets	$6,138,626	$5,841,036	$5,456,622

Deferred income on shipments to distributors, net	$259,003	$244,202	$246,674
Other current liabilities	232,806	264,960	261,868
Long-term debt, non-current	872,104	757,855	842,540
Non-current liabilities	131,477	113,429	76,934
Shareholders' equity	4,643,236	4,460,590	4,028,606
Total liabilities & equity	$6,138,626	$5,841,036	$5,456,622

(1) Includes $2,126, $2,123, and $2,361 related to stock-based compensation in 3Q13, 2Q13, and 3Q12, respectively.

Analog Devices, Third Quarter, Fiscal 2013 Schedule C Cash Flow Statement (GAAP) (In thousands)

	Three Months Ended
	3Q 13	2Q 13	3Q 12
	Aug. 3, 2013	May 4, 2013	Aug. 4, 2012
Cash flows from operating activities:
Net Income	$176,239	$164,472	$169,768
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	27,448	27,478	27,107
Amortization of intangibles	55	55	56
Stock-based compensation expense	12,747	17,956	13,791
Loss on extinguishment of debt	10,205	-	-
Excess tax benefit - stock options	(6,265)	(2,833)	(5,054)
Deferred income taxes	(739)	(767)	34
Noncash portion of special charges	-	-	219
Other non-cash activity	310	(20)	(1,380)
Changes in operating assets and liabilities	25	45,845	(66,835)
Total adjustments	43,786	87,714	(32,062)
Net cash provided by operating activities	220,025	252,186	137,706
Percent of total revenue	32.6%	38.3%	20.2%

Cash flows from investing activities:
Purchases of short-term available-for-sale investments	(2,123,826)	(2,203,316)	(1,854,249)
Maturities of short-term available-for-sale investments	1,493,806	1,726,488	1,534,235
Sales of short-term available-for-sale investments	216,312	91,351	76,330
Additions to property, plant and equipment	(30,068)	(26,179)	(39,239)
Payments for acquisitions, net of cash acquired	(2,475)	-	-
(Increase) decrease in other assets	(1,540)	(478)	408
Net cash used for investing activities	(447,791)	(412,134)	(282,515)

Cash flows from financing activities:
Payment of senior unsecured notes	(392,790)	-	-
Proceeds from long-term debt	493,880	-	-
Proceeds from derivative instruments	10,952	-	-
Term loan repayments	-	-	(3,625)
Dividend payments to shareholders	(104,923)	(104,415)	(89,511)
Repurchase of common stock	-	(4,519)	(17,480)
Proceeds from employee stock plans	89,653	62,255	23,465
Excess tax benefit - stock options	6,265	2,833	5,054
(Decrease) increase in other financing activities	(10,643)	4,184	(4,755)
Net cash provided by (used for) financing activities	92,394	(39,662)	(86,852)
Effect of exchange rate changes on cash	(191)	(556)	(1,256)

Net decrease in cash and cash equivalents	(135,563)	(200,166)	(232,917)
Cash and cash equivalents at beginning of period	595,631	795,797	695,066
Cash and cash equivalents at end of period	$460,068	$595,631	$462,149

Analog Devices, Third Quarter, Fiscal 2013 Schedule D Revenue Trends by End Market

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Aug. 3, 2013				May 4, 2013	Aug. 4, 2012
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$314,196	47%	1%	-3%	$311,502	$323,621
Automotive	120,386	18%	-2%	5%	122,437	114,876
Consumer	100,163	15%	-1%	-6%	101,259	106,940
Communications	139,427	21%	12%	1%	124,052	137,589
Total Revenue	$674,172	100%	2%	-1%	$659,250	$683,026

* The sum of the individual percentages does not equal the total due to rounding

Analog Devices, Third Quarter, Fiscal 2013 Schedule E Revenue Trends by Product Type

The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Aug. 3, 2013				May 4, 2013	Aug. 4, 2012
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$306,347	45%	1%	2%	$301,887	$299,736
Amplifiers / Radio Frequency	171,588	25%	4%	-5%	164,793	180,989
Other analog	92,278	14%	0%	-6%	91,906	98,075
Subtotal Analog Signal Processing	570,213	85%	2%	-1%	558,586	578,800
Power management & reference	45,611	7%	5%	0%	43,623	45,403
Total Analog Products	$615,824	91%	2%	-1%	$602,209	$624,203
Digital Signal Processing	58,348	9%	2%	-1%	57,041	58,823
Total Revenue	$674,172	100%	2%	-1%	$659,250	$683,026

* The sum of the individual percentages does not equal the total due to rounding

Analog Devices, Third Quarter, Fiscal 2013

Schedule F

Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	3Q 13	2Q 13	3Q 12
	Aug. 3, 2013	May 4, 2013	Aug. 4, 2012

GAAP Operating Expenses	$226,720	$230,813	$235,403
Percent of Revenue	33.6%	35.0%	34.5%
Restructuring-Related Expense	-	-	(5,836)
Stock-Based Compensation Expense	-	(6,273)	-
Non-GAAP Operating Expenses	$226,720	$224,540	$229,567
Percent of Revenue	33.6%	34.1%	33.6%
	-
GAAP Operating Income/Margin	$208,342	$191,382	$212,471
Percent of Revenue	30.9%	29.0%	31.1%
Restructuring-Related Expense	-	-	5,836
Stock-Based Compensation Expense	-	6,273	-
Non-GAAP Operating Income/Margin	$208,342	$197,655	$218,307
Percent of Revenue	30.9%	30.0%	32.0%

GAAP Other Expense	$13,301	$3,721	$3,002
Percent of Revenue	2.0%	0.6%	0.4%
Loss on Extinguishment of Debt	(10,205)	-	-
Non-GAAP Other Expense	$3,096	$3,721	$3,002
Percent of Revenue	0.5%	0.6%	0.4%

GAAP Diluted EPS	$0.56	$0.52	$0.56
Impact of Loss on Extinguishment of Debt	0.02
Restructuring-Related Expense	-	-	0.01
Impact of the Reversal of Prior Period Tax Liabilities	-	(0.02)	-
Stock-Based Compensation Expense	-	0.01	-
Impact of Expired Tax Statute	(0.01)	-	(0.01)
Non-GAAP Diluted EPS (1)	$0.57	$0.52	$0.56

(1) The sum of the individual per share amounts may not equal the total due to rounding

CONTACT:
Analog Devices, Inc.
Mr. Ali Husain, 781-461-3282
Director of Investor Relations
Fax: 781-461-3491
investor.relations@analog.com